News Release Contact: Robert M. Plante Vice President & Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces
Significant Improvement in Third Quarter Earnings

Whippany, New Jersey, August 3, 2006 — Suburban Propane Partners, L.P. (the ‘‘Partnership’’) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced significantly improved earnings for the three months ended June 24, 2006, when compared with the prior year quarter.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. For the third quarter of fiscal 2006, the Partnership’s net loss was $10.5 million, or $0.33 per Common Unit, compared to a net loss of $59.9 million, or $1.92 per Common Unit, for the third quarter of fiscal 2005. Earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) amounted to $7.1 million in the third quarter of fiscal 2006, compared to a loss of $40.6 million for the prior year period. Net loss and EBITDA for the third quarter of fiscal 2005 included a one-time charge of $36.2 million to reflect the loss on debt extinguishment associated with our March 2005 debt refinancing.

During the third quarter of fiscal 2006, in furtherance of our efforts to streamline our field operations and to focus on our core operating segments, we initiated plans to restructure our HVAC service offerings particularly in the northeast region. In this regard, during the third quarter we eliminated nearly 200 positions, primarily service technicians and sales personnel, supporting our HVAC installation activities. The focus of our ongoing service offerings will be to support our existing customer base within our propane, refined fuels and natural gas and electricity segments. As a result of these activities, we recorded a restructuring charge of $2.9 million during the third quarter of fiscal 2006 primarily related to severance benefits. In addition to the severance related charges during the third quarter, we recorded a charge of $0.8 million within cost of products sold to reduce the carrying value of inventory that will no longer be actively marketed by our customer service centers.

These significantly increased earnings were achieved despite the negative effect on volumes from the continued high energy price environment resulting in customer conservation. Retail propane gallons sold in the third quarter of fiscal 2006 decreased 9.3 million gallons, or 9.5%, to 88.7 million gallons compared to 98.0 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 21.9 million gallons, or 45.2%, to 26.6 million gallons during the third quarter of fiscal 2006 compared to 48.5 million gallons in the prior year quarter. The decrease in sales volumes is attributable to customer conservation and, to a significant extent, our continued efforts to strategically exit certain lower margin commercial, industrial and agricultural businesses in both our propane and refined fuels segments. In particular, our decision during the fourth quarter of fiscal 2005 to exit certain low margin gasoline and diesel business accounted for a reduction of 14.3 million gallons within the fuel oil and refined fuels segment compared to the prior year third quarter. In the commodities markets, the average posted prices of propane and fuel oil during the third quarter of fiscal 2006 increased 28% and 31%, respectively, compared to the average posted prices in the prior year quarter.

Revenues from the distribution of propane and related activities increased $3.8 million, or 2.0%, to $198.5 million compared to $194.7 million in the prior year quarter, primarily due to higher average selling prices in line with the aforementioned increase in product costs, partially offset by the impact of lower volumes. Revenues from the distribution of fuel oil and other refined fuels decreased $20.0 million, or 23.1%, to $66.5 million in the fiscal 2006 third quarter from $86.5 million in the prior year quarter, primarily as a result of lower volumes, partially offset by higher average selling prices. While revenues in the fuel oil and refined fuels segment decreased, our decision to exit lower margin business has had a favorable impact on overall segment profitability.

Revenues in our natural gas and electricity marketing segment decreased $0.5 million, or 2.5%, to $19.7 million in the third quarter of fiscal 2006 compared to $20.2 million in the prior year quarter, primarily due to lower electricity volumes, offset to an extent by higher average selling prices for natural gas in line with higher product costs. Revenues in our HVAC segment decreased $6.2 million, or 27.3%, to $16.5 million from $22.7 million in the prior year quarter primarily as a result of the aforementioned decision to reduce the level of HVAC installation activities.

The favorable results compared to the prior year quarter also reflect the residual benefit from the previously announced decision to eliminate the fuel oil cap program following the fiscal 2005 heating season. During the second and third quarters of the prior year, our margin opportunities in the fuel oil business were restricted as a result of a fuel oil cap program which pre-established a maximum price per gallon, coupled with our decision not to hedge the program when confronted with unprecedented costs to effectively hedge the program. The impact of the lost margin opportunity on the prior year third quarter was approximately $10.0 million.

Beginning with the fiscal 2006 third quarter, the Partnership reports all unrealized (non-cash) gains or losses attributable to the mark-to-market on derivative instruments (‘‘FAS 133’’) within cost of products sold. Unrealized gains or losses for all prior periods presented have been reclassified from operating expenses to cost of products sold for comparative purposes. Cost of products sold in the fiscal 2006 third quarter included a $1.0 million unrealized (non-cash) gain attributable to FAS 133, compared to a $2.3 million unrealized (non-cash) gain in the prior year quarter.

Combined operating and general and administrative expenses of $102.0 million decreased $9.6 million, or 8.6%, compared to $111.6 million in the prior year quarter. The decrease reflects cost savings and efficiencies achieved from the field realignment efforts which began in the fourth quarter of fiscal 2005. The most significant cost savings was experienced in payroll and benefit related expenses with the elimination of nearly 350 positions since the beginning of the fourth quarter of the prior year. Operating and general and administrative expenses decreased during the third quarter of fiscal 2006 despite a $2.6 million increase in variable compensation in line with the increased earnings, as well as a $1.3 million increase in professional services fees associated with the previously announced proposed exchange of the General Partner’s interests for Common Units.

Depreciation and amortization expense decreased $1.4 million, or 15.2%, to $7.8 million. Net interest expense decreased $0.2 million, or 2.0%, to $9.7 million in the third quarter of fiscal 2006 as a result of lower average amounts outstanding under the Partnership’s working capital facility.

On July 20, 2006, the Partnership announced a quarterly distribution of $0.6375 per Common Unit, or $2.55 on an annualized basis, in respect of the third quarter of fiscal 2006 payable on August 8, 2006 to holders of record on August 1, 2006. This quarterly distribution included the increase of $0.025 per Common Unit, or $0.10 per Common Unit on an annualized basis, previously announced on May 4, 2006. Additionally, on July 28, 2006 the Partnership announced the eleventh increase in its quarterly distribution from $0.6375 to $0.6625 per Common Unit. This increase equates to $0.10 per Common Unit on an annualized basis to $2.65 per Common Unit. The quarterly distribution at this increased level will be payable in respect of the fourth quarter of fiscal 2006 on November 14, 2006 to Common Unitholders of record on November 7, 2006.

In announcing these results, Chief Executive Officer Mark A. Alexander said, ‘‘These favorable results reflect the positive steps taken over the past year to focus on profitable growth and operating efficiencies throughout our organization. These steps include our decision to eliminate the fuel oil cap program beginning with the fiscal 2006 heating season, the field realignment process that continues to drive operating efficiencies and cost savings to the bottom line and our continued efforts to improve our customer mix by exiting certain lower margin business in the propane and refined fuels segments.’’

Mr. Alexander continued, ‘‘With the continuation of our field realignment process, we have also streamlined our HVAC segment to focus our service offerings to support our core propane and fuel oil segments, eliminating nearly 200 positions. We expect the future benefits of this realignment to result in further operational efficiencies and cost savings. We are well positioned towards supporting the growth of our core operating segments. On the strength of our fiscal 2006 earnings, our Board of Supervisors has declared two consecutive increases of $0.10 per Common Unit — our tenth and eleventh increases since 2000 — to an annualized rate of $2.65 per Common Unit.’’

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses including the results of our recent field realignment initiative;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance; and

•	The Partnership’s ability to integrate acquired businesses successfully.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2005 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended June 24, 2006 and June 25, 2005
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 24, 2006	June 25, 2005	June 24, 2006	June 25, 2005
Revenues
Propane	$198,505	$194,662	$895,407	$814,275
Fuel oil and refined fuels	66,540	86,485	305,412	352,708
Natural gas and electricity	19,662	20,178	103,716	81,931
HVAC	16,540	22,727	70,183	82,001
All other	2,751	3,128	7,686	7,680
	303,998	327,180	1,382,404	1,338,595
Costs and expenses
Cost of products sold	192,017	219,926	876,716	874,197
Operating	88,183	99,843	287,971	305,097
General and administrative	13,778	11,804	45,108	34,829
Restructuring costs	2,930	—	4,427	625
Depreciation and amortization	7,756	9,196	24,865	27,513
	304,664	340,769	1,239,087	1,242,261
(Loss) income before loss on debt extinguishment, interest
expense and provision for income taxes	(666)	(13,589)	143,317	96,334
Loss on debt extinguishment	—	36,242	—	36,242
Interest expense, net	9,686	9,943	31,192	30,286

(Loss) income before provision for income taxes	(10,352)	(59,774)	112,125	29,806
Provision for income taxes	121	138	354	336
(Loss) income from continuing operations	(10,473)	(59,912)	111,771	29,470
Discontinued operations:
Gain on sale of customer service centers	—	—	—	976

Net (loss) income	$(10,473)	$(59,912)	$111,771	$30,446
General Partner's interest in net (loss) income	$(391)	$(1,862)	$3,511	$946
Limited Partners' interest in net (loss) income	$(10,082)	$(58,050)	$108,260	$29,500

(Loss) income from continuing operations per Common Unit — basic (a)	$(0.33)	$(1.92)	$3.37	$0.94
Discontinued operations	$—	$—	$—	$0.03
Net (loss) income per Common Unit — basic (a)	$(0.33)	$(1.92)	$3.37	$0.97
Weighted average number of Common Units outstanding — basic	30,314	30,278	30,309	30,275

(Loss) income from continuing operations per Common Unit — diluted (a)	$(0.33)	$(1.92)	$3.35	$0.94
Discontinued operations	$—	$—	$—	$0.03
Net (loss) income per Common Unit — diluted (a)	$(0.33)	$(1.92)	$3.35	$0.97
Weighted average number of Common Units outstanding — diluted	30,314	30,278	30,431	30,412

Supplemental Information:
Adjusted EBITDA (b)	$7,090	$(4,393)	$168,182	$124,823
Retail gallons sold:
Propane	88,661	98,008	391,319	438,912
Refined fuels	26,563	48,468	125,078	207,260
Capital expenditures:
Maintenance	$2,968	$4,303	$7,039	$7,827
Growth	$1,469	$2,596	$8,264	$15,303

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(a)	Computations of earnings per Common Unit reflect the application of Emerging Issues Task Force (‘‘EITF’’) consensus 03-6 ‘‘Participating Securities and the Two-Class Method Under FAS 128’’ (‘‘EITF 03-6’’) which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner (inclusive of the incentive distribution rights of the general partner which are considered participating securities for purposes of the two-class method). The requirements of EITF 03-6 do not apply to the computation of net income (loss) per Common Unit in periods in which a net loss is reported. In addition, the application of EITF 03-6 did not have any impact on income per Common Unit for the nine months ended June 25, 2005. For the nine months ended June 24, 2006, the computation of net income per Common Unit under EITF 03-6 resulted in a negative impact of $0.20 per Common Unit compared to the computation under FAS 128.

(b)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. In addition, certain of our incentive compensation plans covering executives and other employees utilize EBITDA as the performance target. We use the term Adjusted EBITDA to reflect the presentation of EBITDA for the three and nine months ended June 25, 2005 exclusive of the impact of the non-cash charge for loss on debt extinguishment in the amount of $36.2 million. We use this non-GAAP financial measure in order to assist industry analysts and investors in assessing our liquidity on a year-over-year basis. Moreover, our revolving credit agreement requires us to use EBITDA or Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (‘‘GAAP’’) and should not be considered as alternatives to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of EBITDA and Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 24, 2006	June 25, 2005	June 24, 2006	June 25, 2005
Net (loss) income	$(10,473)	$(59,912)	$111,771	$30,446
Add:
Provision for income taxes	121	138	354	336
Interest expense, net	9,686	9,943	31,192	30,286
Depreciation and amortization	7,756	9,196	24,865	27,513
EBITDA	7,090	(40,635)	168,182	88,581
Loss on debt extinguishment	—	36,242	—	36,242
Adjusted EBITDA	7,090	(4,393)	168,182	124,823
Add / (subtract):
Provision for income taxes	(121)	(138)	(354)	(336)
Loss on debt extinguishment	—	(36,242)	—	(36,242)
Interest expense, net	(9,686)	(9,943)	(31,192)	(30,286)
Gain on disposal of property, plant and equipment, net	(568)	(821)	(1,189)	(1,888)
Gain on sale of customer service centers	—	—	—	(976)
Changes in working capital and other assets and liabilities	69,333	95,920	(14,563)	(32,808)
Net cash provided by / (used in):
Operating activities	$66,048	$44,383	$120,884	$22,287
Investing activities	$(3,184)	$(6,182)	$(12,425)	$(19,126)
Financing activities	$(41,671)	$(43,895)	$(84,994)	$(45,434)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by the Partnership with the United States Securities and Exchange Commission (‘‘SEC’’). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.